Exhibit 99.1

August 19, 2003

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces New Technology Combining DVD & CD on One Disk

Tulsa, Okla.-(BUSINESS WIRE)- August 19, 2003 - EnXnet, Inc. (OTCBB:EXNT - news) selects OneDisc Technologies as its exclusive marketing and sales company for groundbreaking, NEW ENTERTAINMENT FORMAT.

EnXnet Inc's new dual-sided, hybrid optical disk technology has the unique feature of combining two distinct formats of content distribution on one disc, a DVD (digital versatile disc) on one side and a CD (compact disk) on the other. This new hybrid optical disk technology was created to service the entertainment and music industries, but has widespread consumer and business applications. EnXnet, Inc. and OneDisc Technologies are proud to announce an exclusive marketing agreement serving the music and entertainment industries. OneDisc Technologies was awarded territories that include: the United States, Canada and Mexico, following a thorough search of marketing firms to spearhead the sale and rollout of EnXnet's dual-sided, hybrid optical disk technology.

Ryan Corley, EnXnet, Inc. President, said, "Teaming with OneDisc ensures that our customer's business requirements are addressed with a creative strategy in view of the growing, industry-wide challenges that include piracy and the delivery of valued content to retail consumers. OneDisc's experience in the entertainment and music arenas make them the obvious choice."

"This association is consistent with our overall strategy, and we are well positioned to exploit the opportunities between EnXnet and their target industries. Being selected to be part of this team is both an attractive and exciting proposition," said James Wilson, President/CEO OneDisc Technologies.

EnXnet, Inc. specializes in media compression technologies, media replication, and disk security. The OneDiscJ delivers DVD video, DVD audio, CD audio, and interactive CDROM/Internet applications and content, all on one disk. OneDisc Technologies is a specialist Marketing Expert providing consultancy, design and implementation, and marketing to the entertainment and music landscapes. OneDiscJ provides EnXnet customers the ability to strengthen security, to distribute more content at a greater value, and to repurpose existing content to create additional revenue models.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Linda Howard
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com